POOL CORPORATION DECLARES QUARTERLY CASH DIVIDEND AND
ANNOUNCES DIRECTOR APPOINTMENT
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COVINGTON, LA. (November 2, 2018) - Pool Corporation (NASDAQ/GSM:POOL) announced today that its Board of Directors (the Board) declared a quarterly cash dividend of $0.45 per share. The dividend will be payable on November 29, 2018 to holders of record on November 15, 2018.

Additionally, Pool Corporation announced that on October 30, 2018, its Board increased its size to eight members. Upon recommendation of the Nominating and Corporate Governance Committee, the Board appointed Debra S. Oler to serve as a director effective October 30, 2018, until the 2019 annual meeting of shareholders, at which time she will stand for election by Pool Corporation’s shareholders. Ms. Oler currently serves W.W. Grainger, Inc. as Senior Vice President/President, North American Sales and Service.

John E. Stokely, Chairman of the Board, commented, “Ms. Oler’s extensive distribution industry and organizational management experience complements the skills and backgrounds of our board members. We look forward to gaining her insights as we make decisions in the best interests of Pool Corporation and its shareholders.”

Pool Corporation is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates approximately 360 sales centers in North America, Europe, South America and Australia through which it distributes more than 180,000 national brand and private label products to roughly 120,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com